Cytokinetics, Incorporated:
Christopher S. Keenan
Director, Investor & Media Relations
(650) 624-3000

CYTOKINETICS ANNOUNCES CHANGES
TO ITS BOARD OF DIRECTORS

South San Francisco, CA, March 16, 2010 — Cytokinetics, Incorporated (Nasdaq: CYTK) announced the resignation of James H. Sabry, M.D., Ph.D., Co-founder and former Chief Executive Officer, from the company’s Board of Directors. Dr. Sabry, who has been serving as Chairman of the Board of Directors, is resigning in order to assume an operational role at a pharmaceutical company. An announcement regarding his new role is expected soon. Dr. Sabry will remain a consultant to Cytokinetics. Following Dr. Sabry’s resignation, the Board of Directors elected L. Patrick Gage, Ph.D., as Cytokinetics’ Chairman of the Board of Directors. These changes are effective immediately.

“James has contributed to Cytokinetics since our inception and we are grateful for his original vision and over ten years of dedicated service to the company. He has been a trusted colleague and champion for our novel Research and Development,” stated Robert I. Blum, Cytokinetics’ President and Chief Executive Officer. “We wish James well in his new endeavors and we look forward to his continued guidance in the further evolution of our scientific platform as a member of our Scientific Advisory Board.”

Dr. Gage joined the Cytokinetics Board of Directors in 2009 with over 35 years of experience in the discovery and development of high-impact pharmaceuticals. Since July 2002, he has served as a consultant to the biopharmaceutical industry, including service as an advisor to venture capital firms. From 1998 to 2002, Dr. Gage was President of Wyeth Research and subsequently also Senior Vice President, Science and Technology. From 1989 to 1998, he held roles of increasing responsibility at Genetics Institute, Inc., one of the pioneers in the biotechnology industry, first as head of Research and Development then Chief Operating Officer and eventually as President. From 1971 to 1989, Dr Gage held various positions in research management with Hoffmann-La Roche Inc. most recently serving as Vice President responsible for US drug discovery. During his career at Wyeth, Genetics Institute and Roche, he was involved in the discovery and development of more than a dozen novel marketed biologics, as well as many small molecule drugs. Dr. Gage has served as Chairman and a Board member of several smaller, as well as more mature, biopharmaceutical companies and has led them through important periods of growth, change and challenge. Dr. Gage earned his bachelor’s degree in Physics from the Massachusetts Institute of Technology and his Ph.D. in Biophysics from the University of Chicago.

“We are pleased that Pat has agreed to assume the role of Chairman of our Board of Director,” stated Mr. Blum. “Pat is a highly respected and seasoned Research & Development executive with extensive experience as both an operating Officer and Board member in both the pharmaceutical and biotechnology industries. We look forward to his assistance in shaping the company’s R&D and business strategies.”

About Cytokinetics

Cytokinetics is a clinical-stage biopharmaceutical company focused on the discovery and development of small molecule therapeutics that modulate muscle function for the potential treatment of serious diseases and medical conditions. Cytokinetics’ lead drug candidate from its cardiac muscle contractility program, omecamtiv mecarbil (formerly CK-1827452), is in clinical development for the potential treatment of heart failure. Amgen Inc. holds an exclusive license worldwide (excluding Japan) to develop and commercialize omecamtiv mecarbil and related compounds, subject to Cytokinetics’ specified development and commercialization participation rights. Cytokinetics is independently developing CK-2017357, a skeletal muscle activator, as a potential treatment for diseases and conditions associated with aging, muscle wasting or neuromuscular dysfunction. CK-2017357 has been the subject of Phase I clinical trials. CK-2017357 has been granted orphan -drug designation by the United States Food and Drug Administration for the potential treatment of amyotrophic lateral sclerosis. Cytokinetics is also conducting non-clinical development of compounds that inhibit smooth muscle contractility and which may be useful as potential treatments for diseases and conditions such as systemic hypertension or bronchoconstriction. In addition, prior Cytokinetics’ research generated three anti-cancer drug candidates that have progressed into clinical development: ispinesib, SB-743921 and GSK-923295. All of these drug candidates and potential drug candidates have arisen from Cytokinetics’ research activities and are directed towards the cytoskeleton. The cytoskeleton is a complex biological infrastructure that plays a fundamental role within every human cell. Additional information about Cytokinetics can be obtained at www.cytokinetics.com.

Forward Looking Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Cytokinetics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, statements relating to Cytokinetics’ research and development activities and the properties and potential benefits of Cytokinetics’ compounds. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to, potential difficulties or delays in the development, testing, regulatory approvals for trial commencement, progression or product sale or manufacturing, or production of Cytokinetics’ drug candidates that could slow or prevent clinical development or product approval, including risks that current and past results of clinical trials or preclinical studies may not be indicative of future clinical trials results, patient enrollment for or conduct of clinical trials may be difficult or delayed, Cytokinetics’ drug candidates may have adverse side effects or inadequate therapeutic efficacy, the U.S. Food and Drug Administration or foreign regulatory agencies may delay or limit Cytokinetics’ or its partners’ ability to conduct clinical trials, and Cytokinetics may be unable to obtain or maintain patent or trade secret protection for its intellectual property; Amgen’s decisions with respect to the design, initiation, conduct, timing and continuation of development activities for omecamtiv mecarbil; Cytokinetics may incur unanticipated research and development and other costs or be unable to obtain additional financing necessary to conduct development of its products; Cytokinetics may be unable to enter into future collaboration agreements for its drug candidates and programs on acceptable terms, if at all; standards of care may change rendering Cytokinetics’ drug candidates obsolete; others may introduce products or alternative therapies for the treatment of indications Cytokinetics’ drug candidates and potential drug candidates may target; and risks and uncertainties relating to the timing and receipt of payments from its partners, including milestones and royalties on future potential product sales under Cytokinetics’ collaboration agreements with such partners. For further information regarding these and other risks related to Cytokinetics’ business, investors should consult Cytokinetics’ filings with the Securities and Exchange Commission.